Exhibit 10.5
Investor Agreement

The following terms constitute a binding agreement ("Agreement") between you and LendingClub Corporation, a Delaware corporation ("Lending Club", "we" or "us"). This Agreement will govern all purchases or other acquisitions of Lending Club Member Payment Dependent Notes ("Notes") that you may make from time to time through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform. Please carefully read this Agreement, the terms of use ("Terms of Use") on Lending Club's website at www.lendingclub.com and the Prospectus and print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms of Use, consent to our privacy policy, agree to transact business with us and receive communications relating to the Notes electronically, and agree to have any dispute with us resolved by binding arbitration.
If you are purchasing or otherwise acquiring Note(s) through FOLIOfn Investments, Inc. or any other entity, person, or platform (i.e., means other than through our website), you agree to be bound by the terms of this Agreement and the Note(s) as if you had purchased the Notes directly through our website.

We filed a registration statement on Form S-3 (No. 333-198323) (as amended from time to time, the "Registration Statement") with the SEC to register the Notes that we offer and sell. The Registration Statement includes a prospectus related to the offering of the Notes by Lending Club (as supplemented from time to time, the "Prospectus"), which is publicly filed with the SEC and available on EDGAR (and which can be accessed through our website). By signing this agreement, you acknowledge (i) that the Prospectus has been made available electronically to you, (ii) that you have read and understand the Prospectus and (iii) that any Notes you have purchased or may purchase or acquire, regardless of whether such purchase or acquisition is through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform, are issued pursuant and subject to the terms of the Prospectus. The Registration Statement and Prospectus will be updated continuously in connection with any filings and related disclosures that we make with the SEC, which will be available on EDGAR. You understand and agree that your continued purchase of Notes on or after the date that we have made any such updates constitutes your acknowledgment (i) that the revised Prospectus is publicly available on EDGAR, (ii) that you have read and understand the revised Prospectus and (iii) that any Notes you continue to purchase, regardless of whether such purchase is through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform, are issued pursuant and subject to the terms of the revised Prospectus.We may make changes to this Agreement from time to time. If we do this, we will post the changed Investor Agreement in your Lending Club account or on our website, the applicable third-party entity or platform will be responsible for posting the changed Investor Agreement in your third-party account, or we will deliver (or the applicable third-party entity or platform will be responsible for delivering) the changed Investor Agreement to your email address in accordance with sections 15 and 16 of this Agreement. The date the Investor Agreement was last revised will be indicated at the top of the Agreement. You understand and agree that if you continue to place orders of Notes on or after the date that we have made any such changes (regardless of whether you place the order(s) through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform), such order placement constitutes your acceptance of and agreement to the terms of the new Investor Agreement.
In consideration of the covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:
1. Purchase of Notes. Subject to the terms and conditions of this Agreement, (i) we will provide you (either directly through our website or indirectly via a third-party entity, person, or platform) or (ii) if applicable, we have provided the party from which you will purchase or acquire or have purchased or acquired the Notes through FOLIOfn Investments, Inc., the opportunity through our website:

•
To review requests for consumer loans ("Member Loans") that Lending Club has received from its borrower members (collectively, "Borrower Members"; for the avoidance of doubt, a “Borrower Member” shall mean each person or other obligor (including any co-borrower, co-maker, co-signor or guarantor) who is obligated under the terms of a single Member Loan);

•	To purchase Notes with minimum denominations of $25 through our website, each such Note corresponding to, and dependent for payment on, a specific Member Loan designated by you or such party; and

•	To instruct Lending Club to apply the proceeds from the sale of each Note to fund the corresponding Member Loan.
The Notes shall be issued, or, if applicable, have been issued, pursuant to an indenture (the "Indenture") between Lending Club and Delaware Trust Company (formerly CSC Trust Company of Delaware), a Delaware state chartered trust company, the trustee under the Indenture for the Notes (the "Trustee"). The form of Note is an exhibit to the Indenture. The Indenture is publicly filed with the SEC and available on EDGAR (and can be accessed through our website).
You can only commit to purchase a Note prior to the origination of the corresponding Member Loan by our issuing bank. At the time you commit to purchase a Note, you must have sufficient funds in your applicable investment account (either in your Lending Club account or in your account with the third-party entity, person, or platform, as applicable) to complete the purchase, and you will not have access to those funds after you make a purchase commitment unless and until Lending Club notifies you (either directly or indirectly) that the Member Loan will not be issued. Once you make a purchase commitment, it is irrevocable regardless of whether or not the full amount of the Borrower Member loan request is funded. If the Member Loan is not issued by our issuing bank, then Lending Club will inform you and release you from your purchase commitment. The terms of this paragraph do not apply to Notes purchased through FOLIOfn Investments, Inc. (as the Member Loans affiliated with such Notes will have been issued prior to the purchase(s)), but will apply to all other purchases of new Notes.
2. Issuance. If you have committed to purchase a Note pursuant to the terms of the last paragraph of section 1, the Note will be sold to you (either directly or indirectly) immediately after Lending Club purchases the corresponding Member Loan. Lending Club purchases each Member Loan two business days after the Member Loan is issued by our issuing bank, which period may be up to five calendar days where the first or second business day precedes a holiday weekend. As a result of this process, you (or the party from which you purchased the Note through FOLIOfn Investments, Inc.) will hold each Note purchased for less than one month before the first payment is due, making the first payment due to you (or the party from which you purchased the Note through FOLIOfn Investments, Inc.) slightly smaller than monthly payments due subsequently.

Member Loans are generally issued by our issuing bank when the aggregate amount of investor commitments equal the full amount of the loan requested by the Borrower Member unless (1) the Borrower Member declines the Member Loan, in which case Lending Club will release you from your commitment to purchase a corresponding Note; (2) the Member Loan request receives insufficient investment commitments during the 14-day Member Loan posting period; or (3) the loan request is canceled by Lending Club for reasons relating to the operation and integrity of our website (i.e. there is attempted fraud, the Borrower Member fails to verify information upon request by Lending Club, etc.).
3. Terms of the Notes. All Notes purchased or acquired through our website or any other entity, person or platform shall have the terms and conditions described in the Prospectus, the Indenture and the form of Note, which are publicly filed with the SEC and available on EDGAR.
The stated interest rate, maturity and other terms of each Member Loan is described in the Borrower Member loan request as well as in the form of Borrower Agreement, Loan Agreement and Promissory Note available on our website. If you are purchasing or acquiring a Note indirectly through a platform or entity other than Lending Club, please note that Lending Club is not responsible for information provided by such platform. You understand and acknowledge that we may in our sole discretion, at any time and from time to time, amend or waive any term of a Member Loan, and we may in our sole discretion discharge or cancel any Member Loan that is more than 120 days delinquent.

PAYMENT ON THE NOTES, IF ANY, DEPENDS ENTIRELY ON THE RECEIPT OF PAYMENTS BY LENDING CLUB FROM THE RESPECTIVE BORROWER MEMBER(S) IN RESPECT OF THE CORRESPONDING MEMBER LOAN. LENDING CLUB DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE PRINCIPAL OR INTEREST YOU EXPECT TO RECEIVE ON ANY NOTE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN. THE AMOUNT YOU RECEIVE ON YOUR NOTE, IF ANY, IS SPECIFICALLY RESTRICTED TO PAYMENTS MADE BY US EQUAL TO THE PAYMENTS MADE BY THE BORROWER MEMBER UNDER A MEMBER LOAN TO WHICH YOU COMMITTED NET OF THE FOLLOWING: (A) A ONE (1) PERCENT SERVICE CHARGE ON ANY BORROWER PAYMENTS RECEIVED BY LENDING CLUB; (B) AN UP TO 35% COLLECTION FEE ON BORROWER PAYMENTS RECEIVED AS A RESULT OF SUCCESSFUL COLLECTION EFFORTS IF NO LITIGATION IS INVOLVED; OR (C) A COLLECTION FEE OF 30% OF AN ATTORNEYS' HOURLY FEES PLUS COSTS AS A RESULT OF SUCCESSFUL COLLECTION EFFORTS IF LITIGATION IS INVOLVED AND, IN THE CASE OF THE FIRST MONTH'S PAYMENT, ACCRUED INTEREST FOR THE NUMBER OF CALENDAR DAYS FROM THE DATE THE MEMBER LOAN IS ISSUED TO THE DATE IT IS PURCHASED BY US AND YOUR NOTE IS ISSUED. IN ADDITION, IF YOU ARE INDIRECTLY PURCHASING OR ACQUIRING A NOTE THROUGH A PLATFORM OR ENTITY OTHER THAN LENDING CLUB, THE AMOUNT YOU RECEIVE ON YOUR NOTE, IF ANY, MAY ALSO BE LESS ADDITIONAL SERVICE AND/OR TRANSACTION FEES CHARGED BY THE PLATFORM OR ENTITY, AS SUCH FEES ARE OUTLINED IN YOUR AGREEMENT(S) WITH SUCH PLATFORM OR ENTITY. LENDING CLUB DOES NOT MAKE ANY REPRESENTATIONS AS TO A BORROWER MEMBER'S ABILITY TO PAY AND DOES NOT ACT AS A GUARANTOR OF ANY CORRESPONDING MEMBER LOAN PAYMENT OR PAYMENTS BY ANY BORROWER MEMBER.
4. Limited Repurchase Obligation for Identity Fraud. If the Member Loan designated for the proceeds of your purchase of a Note was obtained as a result of identity theft or fraud on the part of the purported Borrower Member, we will (a) provide notification either directly or indirectly to you as soon as reasonably practicable upon our becoming aware of such a situation; and (b) repurchase your Note by crediting your account for the outstanding principal balance of your Note. For the avoidance of doubt, (i) if you purchased the Note indirectly through a third-party platform or entity, we will work with such third party to credit your investment account through that entity or platform for the outstanding principal balance of your Note, and (ii) if you purchased the Note through FOLIOfn Investments, Inc., we will credit the Lending Club account that you established in order to purchase Notes through FOLIOfn Investments, Inc. We may, in our reasonable discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced Member Loan, before we credit your applicable account and repurchase your Note. You agree that you will have no rights with respect to any such Notes except the crediting of the purchase price to your applicable account.

5. Your Covenants and Acknowledgments. You agree that you have no right to, and shall not, make any attempt, directly or through any third party, to contact or collect from the Borrower Members on your Notes or the corresponding Member Loans. YOU UNDERSTAND AND ACKNOWLEDGE THAT BORROWER MEMBERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS UNDER THE MEMBER LOANS AND THAT SUCH DEFAULTS WILL REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY NOTES YOU HOLD ASSOCIATED WITH SUCH MEMBER LOANS. You and Lending Club agree that the Notes are intended to be indebtedness of Lending Club for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting or other purposes, unless required by law. You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus. You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Notes you purchase, regardless of whether you purchase the Notes through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform. You agree that any information you may provide to us, whether directly or indirectly, may be used by us in accordance with the terms of our privacy policy. You further acknowledge that any personal data and information that you may provide to a third-party entity or platform may be shared with us in accordance with the terms of our agreements with such third parties, and such personal data and information may also be used by us in accordance with the terms of our privacy policy.

6. Your Financial Suitability Acknowledgments, Representations, Warranties and Covenants. Regardless of whether you will purchase or acquire the Notes through Lending Club, FOLIOfn Investments, Inc., or any other entity, person, or platform, you represent and warrant that you satisfy the minimum financial suitability standards applicable to the state in which you reside; and you covenant that you will abide by the maximum investment limits, each as set forth below or as may be set forth in the Prospectus or any prospectus supplement that we publicly file with the SEC. You agree to provide any additional documentation reasonably requested directly by us or indirectly on our behalf by FOLIOfn Investments, Inc. or any other applicable entity, person or platform, as may be required by the securities administrators or regulators of any state, to confirm that you meet such minimum financial suitability standards and have satisfied any maximum investment limits. You understand and acknowledge that: (i) except as set forth in (ii) or (iii), you have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or (b) have a net worth of at least $250,000 (determined with the same exclusions); (ii) if you reside in California, you (a) have an annual gross income of at least $85,000 and a net worth of at least $85,000 (exclusive of home, home furnishings and automobile); (b) have a net worth of at least $200,000 (determined with the same exclusions); or (c) can invest no more than $2,500 in Notes if you do not meet either of the tests set forth in (a) or (b); or (iii) if you reside in Kentucky, you are an "Accredited Investor" as determined pursuant to Rule 501(a) of Regulation D under the Securities Act of 1933, as described here (iv) regardless of your state of residence, you agree that you will not purchase Notes in an amount in excess of 10% of your net worth, determined exclusive of the value of your home, home furnishings and automobile. You understand that the Notes will not be listed on any securities exchange, that there may be no, or only a limited, trading platform for the Notes, that any trading of Notes must be conducted in accordance with federal and applicable state securities laws and that Note purchasers should be prepared to hold the Notes they purchase until the Notes mature. Furthermore, if you purchase or otherwise acquire and hold Notes indirectly through a third-party entity or platform, you understand and acknowledge that you are prepared to hold the Notes that you purchase until the Notes mature, regardless of whether the relationship between Lending Club and such third party is terminated prior to maturity of the Notes. In such case, you agree to be bound by the terms of this Agreement as a direct holder of Notes (i.e., as if you had purchased the Notes directly through our website) and agree to cooperate with Lending Club in order to activate and utilize your Lending Club account (rather than your third-party account) for purposes of holding the Notes until maturity.

7. Limitation on Addition of Additional Funds to Your Account without Prior Consent of Lending Club. To help ensure that the Lending Club platform is available to as many participants as possible, you agree that you may not place an initial purchase order of Notes (which, for the avoidance of doubt, shall include purchase orders placed through FOLIOfn Investments, Inc. and any other applicable entity, person or platform) in the amount of Five Million Dollars ($5,000,000) or more without the prior consent of Lending Club. In addition, if a subsequent addition of funds (e.g., receipt of principal or interest payments) to your account(s) would bring the total aggregate value of your funds directly or indirectly allocated to your Lending Club account (including principal investments and accrued interest) to an amount of Five Million Dollars ($5,000,000) or more, you may not place an additional purchase order for Notes or allocate additional funds directly or indirectly to your Lending Club account (which, for the avoidance of doubt, shall include additional funding through FOLIOfn Investments, Inc. and any other applicable entity, person or platform) without the prior written consent of Lending Club. In addition to the foregoing, you agree that you may not place purchase orders of Notes (which, for the avoidance of doubt, shall include purchase orders placed through FOLIOfn Investments, Inc. and any other applicable entity, person or platform) corresponding to more than 25% of the total amount of any single Member Loan without the prior consent from Lending Club.
8. Lending Club's Representations and Warranties. Lending Club represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Notes (regardless of whether you are committing to purchase Notes through Lending Club, FOLIOfn Investments, Inc. or any other applicable entity, person or platform), that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Delaware and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by Lending Club; (c) the Indenture has been duly authorized by Lending Club and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Lending Club, enforceable against Lending Club in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; (d) the Notes have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication and delivery to you (which, for the avoidance of doubt, shall include purchases through FOLIOfn Investments, Inc. and any other applicable entity, person or platform), will constitute valid and binding obligations of Lending Club enforceable by you against Lending Club in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; (e) it has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Notes; and (f) Lending Club has made commercially reasonable efforts to verify the identity of the Borrower Members obligated on the Member Loans that correspond to the Notes.
9. Your Representations and Warranties. You represent and warrant to Lending Club, as of the date of this Agreement and as of any date that you commit to purchase Notes (regardless of whether you are committing to purchase Notes through Lending Club, FOLIOfn Investments, Inc. or any other applicable entity, person or platform), that: (a) you have the power to enter into and perform your obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by you; (c) you are committing to purchase Notes only for your own account and are not acquiring Notes for the account of any other person, whether directly or indirectly; (d) all personal information you have provided to Lending Club in connection with your Lending Club account, including but not limited to your name, current residential address and Social Security number or taxpayer identification number, is complete and accurate; (e) you have received the Prospectus, the Indenture and the form of the Note; (f) in connection with this Agreement, you have complied in all material respects with applicable federal, state and local laws; and (g) you have made your decisions in connection with your consideration of any loan requests on our website in compliance with the Equal Credit Opportunity Act, 15 U.S.C. 1601 et seq., as implemented by Regulation B, as may be amended from time to time, and any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.
10. Prohibited Activities. You agree that you will not do the following, in connection with any loans, Notes, or other transactions involving or potentially involving Lending Club:
a. Represent yourself to any person, as a director, officer, employee or affiliated person of Lending Club, unless you are such director, officer or employee;
b. Charge, or attempt to charge, any Borrower Member any fee in exchange for your agreement to purchase or recommend a Borrower Member's Member Loan listing, or propose or agree to accept any fee, bonus, additional interest, kickback or thing of value of any kind, in exchange for your agreement to purchase or recommend a Borrower Member's Member Loan listing;
c. Engage in any activities in connection with a Member Loan that require a license as a loan broker, credit services organization, credit counselor, credit repair organization, lender or other regulated entity, including but not limited to soliciting loans or loan applications, quoting loan terms and rates and counseling Borrower Members on credit issues or loan options; or
d. Violate any applicable federal, state or local laws, including but not limited to, the Equal Credit Opportunity Act and other fair lending laws, the Truth in Lending Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, federal and state consumer privacy laws, state usury and loan fee statutes, state licensing laws and state unfair and deceptive trade practices statutes.

11. No Advisory Relationship. You acknowledge and agree that the purchase and sale (or other acquisition) of the Notes contemplated by this Agreement is an arms-length transaction between you and Lending Club. In connection with the purchase and sale (or other acquisition) of the Notes, Lending Club is not acting as your agent or fiduciary. Lending Club assumes no advisory or fiduciary responsibility in your favor in connection with the purchase and sale (or other acquisition) of the Notes. Lending Club has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes. You have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
12. Limitations on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.
13. Further Assurances. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.
14. Entire Agreement. Except as otherwise expressly provided herein, this Agreement represents the entire agreement between you and Lending Club regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us.
15. Consent to Electronic Transactions and Disclosures.
As Lending Club only operates online, it is necessary for you to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via our website, a third-party website or platform or to the verified email address you provided during registration (as such address is updated in accordance with the terms of section 15(c)). By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a "Disclosure"). This document informs you of your rights concerning Disclosures.

a. Electronic Communications. Any Disclosures will be provided to you electronically, either on our website, a third-party website or platform, or via electronic mail to the verified email address you provided during registration (as such address is updated in accordance with the terms of section 15(c)). Your consent to electronic delivery will apply to all future tax informational returns and forms unless consent is withdrawn by you. Lending Club will cease providing tax statements (either directly or indirectly) to you electronically if you provide a notice to withdraw consent, if you cease to be an investor, or if regulations change to prohibit the form of delivery. If you have already purchased one or more Notes, all previously agreed to terms and conditions will remain in effect, and we (or the applicable third party) will send Disclosures to your verified home address provided during registration (as such address is updated in accordance with the terms of section 15(c)).
If you would like to withdraw your consent to electronic delivery from us, or if for any reason you would like a paper copy of your Disclosures from us after you have consented to electronic delivery, you may submit a request by:

•	email to compliance@lendingclub.com

•	calling Member Support at 888-596-3157 or

•	sending a written request to:
LendingClub Corporation
71 Stevenson St., Suite 300,
San Francisco, CA 94105
For the avoidance of doubt, you must separately withdraw consent to electronic delivery from any third-party entities or platforms through which you may have purchased or will purchase Notes.
Please note that requesting a paper copy of your disclosure will not be treated as a withdrawal of consent.
b. Hardware and Software Requirements. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.
In order to access and retain Disclosures electronically from us, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; supported Web browsing software (as outlined in the Terms of Use); and hardware capable of running this software. Notwithstanding the foregoing, Lending Club assumes no responsibility in connection with the hardware and software requirements of any third-party entities or platforms, and it is your responsibility to contact such third parties, if applicable, to determine if you satisfy the computer hardware and software requirements for access to or retention of Disclosures provided by such third parties.

c. Contact Information Changes. You will keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered email address, residence or telephone number changes, you must notify us of the change by sending an email to support@lendingclub.com or calling 888-596-3157. You may also update your registered residence address and telephone number on our website, if applicable.
The decision to do business with us electronically is yours. If you do not consent to electronic delivery of specific Disclosures, you will receive paper communications in the mail, which will be delivered to the address that we currently have on file, which shall be the address you provided during registration (as such address is updated in accordance with the terms of this section 15(c)).
You will print a copy of this Agreement for your records and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on our website or a third-party website.
16. Other Notices. All Disclosures will be transmitted to you in accordance with the terms of section 15 above, and shall be deemed to have been duly given and effective upon transmission or posting (whether delivered directly by Lending Club or indirectly by the applicable third-party entity or platform). All notices, required disclosures and other communications from the Trustee to you will be transmitted to you only by email to the email address you provided during registration (as such address is updated in accordance with the terms of section 15(c)). Unless otherwise provided in this Agreement, you shall send all notices or other communications required to be given hereunder to Lending Club via email at compliance@lendingclub.com or by writing to: LendingClub Corporation, 71 Stevenson St. Suite 300, San Francisco, CA 94105, Attention: Compliance. You may call Lending Club at 888-596-3157, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.
17. Miscellaneous. The terms of this Agreement shall survive until the maturity of the Notes purchased by you. Notwithstanding the foregoing, Lending Club may in its sole discretion, with or without cause, immediately and without prior notice, take one or more of the following actions: (i) terminate this Agreement by giving you notice pursuant to the terms of sections 15 and 16 of this Agreement; or (ii) terminate or suspend your right to purchase Notes or otherwise participate on the Lending Club platform immediately and without notice. Any Notes you purchase or acquire prior to the effective date of any such action by Lending Club shall remain in full force and effect in accordance with their terms.

The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or responsibilities under this Agreement to any person without Lending Club's prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
18. Indemnification by You. In addition to your indemnification obligations set forth in Lending Club’s Terms of Use, you agree to indemnify, defend, protect and hold harmless Lending Club, any affiliates, any subsidiaries and their respective officers, directors, members, shareholders, employees and agents (the “Lending Club Parties”) against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, (i) resulting from any material breach of any obligation you undertake in this Agreement, including but not limited to your obligation to comply with applicable laws; or (ii) resulting from your acts, omissions and representations (and those of your employees, agents or representatives) relating to the Lending Club Parties. Your obligation to indemnify the Lending Club Parties shall survive termination of this Agreement, regardless of the reason for termination.

19. Arbitration.
a. Either party to this Agreement may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section 19 (the "Arbitration Provision"), unless you opt out as provided in section 19(b) below. As used in this Arbitration Provision, "Claim" shall include any past, present or future claim, dispute or controversy involving you (or persons claiming through or connected with you), on the one hand, and Lending Club (or persons claiming through or connected with Lending Club), on the other hand, relating to or arising out of this Agreement, any Note, our website and/or the activities or relationships that involve, lead to or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of section 19(f) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law or principles of equity; or otherwise. Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.
b. You may opt out of this Arbitration Provision for all purposes by sending an arbitration opt-out notice to LendingClub Corporation, 71 Stevenson St. Suite 300, San Francisco, CA 94105, Attention: Loan Processing Department, that is received at the specified address within 30 days of the date of your electronic acceptance of the terms of this Agreement. The opt out notice must clearly state that you are rejecting arbitration; identify the Agreement to which it applies by date; provide your name, address and social security number; and be signed by you. You may send the opt-out notice in any manner you see fit as long as it is received at the specified address within the specified time. No other methods can be used to opt out of this Arbitration Provision. If the opt out notice is sent on your behalf by a third party, such third party must include evidence of his or her authority to submit the opt out notice on your behalf.
c. The party initiating arbitration shall do so with the American Arbitration Association (the "AAA") or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

d. If we elect arbitration, we shall pay all the administrators filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator's rules. We shall pay the administrators hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorneys' fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.
e. Within 30 days of a final award by the arbitrator, any party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, any opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrators rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act ("FAA"), and may be entered as a judgment in any court of competent jurisdiction.
f. We agree not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (a) determine the rights, obligations or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party; nor (b) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify or fail to enforce this section 19(f), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this section 19(f) shall be determined exclusively by a court and not by the administrator or any arbitrator.

g. This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.
h. This Arbitration Provision shall survive (i) suspension, termination, revocation, closure or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any loan or Note or any other promissory note(s) which you owe, or any amounts owed on such loans or notes, to any other person or entity. If any portion of this Arbitration Provision other than section 19(f) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If an arbitration is brought on a class, representative or collective basis, and the limitations on such proceedings in section 19(f) are finally adjudicated pursuant to the last sentence of section 19(f) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY.
20. Waiver of Jury Trial. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE CORRESPONDING MEMBER LOAN OR ANY OTHER AGREEMENTS RELATED THERETO.